Exhibit 99.1

Destination XL Group, Inc. Reports Fiscal 2025 Fourth Quarter and

Full-Year Financial Results

Merger with FullBeauty Brands expected to close in second quarter of Fiscal 2026

CANTON, MA., March 19, 2026 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest integrated commerce specialty retailer of Big + Tall men’s clothing and footwear, today reported financial results for the fourth quarter and fiscal year 2025, ending January 31, 2026.

Fourth Quarter Highlights

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Total sales for the fourth quarter were $112.1 million, down 6.0% from $119.2 million for the fourth quarter of fiscal 2024. Comparable sales for the fourth quarter decreased 7.3% as compared to the fourth quarter of fiscal 2024.
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Net loss for the fourth quarter was $(29.6) million, or $(0.54) per diluted share, as compared to a net loss of $(1.3) million, or $(0.02) per diluted share, for the fourth quarter of fiscal 2024. Results for the fourth quarter of fiscal 2025 included a non-cash charge of $20.4 million to establish a full valuation allowance against net deferred tax assets.
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Adjusted net income (loss) (a non-GAAP measure) for the fourth quarter was $(0.10) per diluted share as compared to $0.02 per diluted share for the fourth quarter of fiscal 2024.
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Adjusted EBITDA (a non-GAAP measure) was $(1.8) million for the fourth quarter as compared to $4.2 million for the fourth quarter of fiscal 2024.

Fiscal 2025 Highlights

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Total sales for fiscal 2025 were $435.0 million as compared to $467.0 million for fiscal 2024. Comparable sales decreased 8.4% as compared to fiscal 2024.
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Net income (loss) was $(35.9) million, or $(0.66) per diluted share, as compared to $3.1 million, or $0.05 per diluted share, in fiscal 2024. Results for fiscal 2025 included a non-cash charge of $20.4 million to establish a full valuation allowance against net deferred tax assets.
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Adjusted net income (loss) (a non-GAAP measure) was $(0.21) per diluted share for fiscal 2025 as compared to $0.07 per diluted share for fiscal 2024.
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Adjusted EBITDA (a non-GAAP measure) was $1.6 million as compared to $19.9 million for fiscal 2024.
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As of January 31, 2026, total cash and investments were $28.8 million as compared to $48.4 million at February 1, 2025, with no outstanding debt for either period.

Management Comments

“Our fourth quarter comparable sales through the holiday season and into early January were down 5.8%, an improvement from the rest of the year. That momentum was interrupted by a severe Arctic weather event that impacted much of the country during the final two weeks of January, which created widespread disruption across our nearly 300 store fleet, materially pressured our quarterly results, and reduced our quarterly comparable sales. However, I am pleased to report that 2026 is off to a better start with comparable sales for the month of February down 1.3% and early March appears to be following a similar trend,” said Harvey Kanter, President and Chief Executive Officer.

“Fiscal 2025 as a whole reflects the ongoing challenges facing the big + tall retail sector. Traffic remained soft, consumer sentiment was cautious, and customers shopped less frequently, often prioritizing essentials and lower price points. In response, we stayed disciplined. We tightly managed expenses, proactively controlled inventory, and protected margins. As a result, we exited fiscal 2025 with a clean inventory position, no debt, and approximately $28.8 million in cash and investments. We believe that balance sheet strength gives us flexibility and resilience as we intend to continue to execute with discipline in a challenging environment,” Mr. Kanter continued.

“At the same time, we made meaningful progress on the strategic initiatives that matter most to our customers and our future. We expanded our private brand offerings, sharpened our value-driven national brand assortment, rolled out FiTMAP® more broadly across the chain, launched a new loyalty program, and significantly deepened our strategic relationship with Nordstrom. Operationally, we continued to diversify our sourcing base and drove cost efficiencies to help offset tariff pressures.”

“As previously announced, we remain excited about our planned merger with FullBeauty Brands and are on track to close the transaction in the second quarter of fiscal 2026. This merger creates a scaled, category-defining retailer for inclusive apparel, which we expect will generate $1.2 billion of revenue, $25 million of annual run-rate cost synergies, and meaningful commercial synergies, creating a compelling opportunity to drive long-term value for DXL shareholders,” Mr. Kanter concluded.

Strategic Priorities:

Assortment

Over the next two years, we are strategically evolving our assortment to further prioritize private brands, which deliver consistent fit, greater flexibility to balance trend‑right fashion with core essentials, and enhanced value for our customers while generating higher margins for DXL. To support this shift, we are reducing investment in underperforming national brands, enabling us to improve profitability and more effectively deploy strategic promotions to drive customer acquisition and sales growth.

Our objective is to increase private‑brand penetration from approximately 57% at the start of fiscal 2025 to more than 60% in fiscal 2026 and more than 65% in fiscal 2027. We believe that the strength of our assortment, enhanced storytelling, and targeted marketing efforts will drive greater customer loyalty and position our private brands as a primary reason customers choose DXL.

FiTMAP® Technology

Over the past three years, we have developed and tested our proprietary FiTMAP® sizing technology, for which we hold an exclusive license for big + tall men until 2030. This innovative, contactless digital scanning solution captures 243 unique measurements and delivers personalized size recommendations across 29 brands, simplifying the purchase process and reducing friction for our customers.

FiTMAP also creates opportunities to offer custom apparel through a digital platform, further enhancing fit and personalization. We believe it is one of the most comprehensive sizing technology available in the big + tall market and provides a differentiated experience across both ready‑to‑wear and custom offerings. To date, we have scanned more than 63,000 customers.

At the end of fiscal 2025, FiTMAP was available in 121 DXL retail locations and through our mobile app. As of today, FiTMAP is live in 188 stores, completing our initial rollout. We believe the technology has delivered measurable benefits, transforming how customers engage with fit and reinforcing DXL’s position as a technology leader in the big + tall category.

Promotional Strategy

We continue to refine our promotional approach with a more disciplined, strategic framework that emphasizes relevance, competitiveness, and a stronger perception of value. Promotions are now managed as a distinct category, with clear objectives around timing, product focus, and customer targeting. This approach is designed to maximize the return on every markdown dollar, support key strategic priorities, and strengthen brand equity while driving engagement and sales.

Merger with FullBeauty Brands

On December 11, 2025, we announced that we had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of our company (“Merger Sub”), and FBB Holdings I, Inc., a Delaware corporation (“FBB” or “FullBeauty”). The Merger Agreement provides that, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into FBB, with FBB continuing as the surviving corporation as a wholly owned subsidiary of our company (the “Merger”). FullBeauty, a private company with sales for the 53 weeks ended January 3, 2026 of approximately $0.7 billion, is a leading direct-to-consumer retailer specializing in size inclusive fashion for plus-size women and big + tall men. FullBeauty's brands include OneStopPlus®, the world’s first and largest online shopping destination for plus-size women, Catherines®, WomanWithin®, Jessica London®, Roaman’s®, SwimsuitsForAll®, Ellos®, Active For All®, Shoes For All®, Intimates For All®, KingSize®, Brylane Home®, June & Vie™, Eloquii®, CUUP®, Dia Shop™, Dia & Co®, Avenue®, Joe Browns®, FullBeauty® and FullBeauty Outlet®. We believe that the Merger will bring together complementary brands, channels and capabilities to better serve plus-size women and big + tall men. We believe that the combined company would have a broader and more diverse portfolio with comprehensive ranges of plus-size and big + tall options, which we expect would position the combined company for future growth opportunities.

The transaction is expected to close in the second quarter of fiscal 2026, subject to customary closing conditions and approval by DXL stockholders.

Fourth Quarter and Fiscal 2025 Results

Sales

For the fourth quarter of fiscal 2025, total sales were $112.1 million as compared to $119.2 million for the fourth quarter of fiscal 2024. The decrease in total sales was primarily due to a 7.3% decrease in comparable sales, with stores down 8.6% and the direct business down 4.3%. The decrease in comparable sales was partially offset by an increase in non-comparable store sales. This decrease reflects the continuing softness in the big + tall sector resulting in reduced traffic, particularly in our stores. Our direct business saw a marked improvement during the fourth quarter as compared to the previous three quarters, where comparable sales for direct were down double digits. We believe this improvement was driven by more effective digital marketing spend that drove improved traffic during the holiday season. While our targeted marketing initiatives delivered positive results, they were not sufficient to offset the overall pressure within the big + tall consumer environment.

For fiscal 2025, total sales decreased 6.9% to $435.0 million from $467.0 million for fiscal 2024. The decrease was primarily due to a decrease in comparable sales of 8.4%, with stores down 6.9% and the direct business down 11.8%. These decreases were partially offset by an increase in non-comparable sales.

Through the first month of fiscal 2026, we have seen improvement in traffic and average order value, both of which contributed to an improvement in sales during February. Comparable sales in February were down 1.3%, with our direct business being up 3.4%, partially offset by our stores, which were down 3.1%.

Gross Margin

For the fourth quarter of fiscal 2025, gross margin, inclusive of occupancy costs, was 40.8%, compared with a gross margin of 44.4% for the fourth quarter of fiscal 2024. Our gross margin rate decreased by 360 basis points, which was driven by a decrease in merchandise margin of 210 basis points and an increase of 150 basis points in occupancy costs, as a percentage of sales, primarily due to the deleveraging from lower sales. Occupancy costs, on a dollar basis, increased $0.7 million, or 4.5%, as compared to the fourth quarter of fiscal 2024. The decrease in merchandise margin for the fourth quarter was primarily due to the impact of tariffs, increased shipping costs during the holiday season, and increased markdown activity and promotional offers associated with our marketing initiatives.

For fiscal 2025, gross margin, inclusive of occupancy costs, was 43.4% as compared to 46.5% for fiscal 2024. The decrease of 310 basis points was primarily due to an increase of 220 basis points in occupancy costs, as a percentage of sales, primarily due to the deleveraging from lower sales and increased rents from lease extensions. Occupancy costs, on a dollar basis, increased $5.3 million, or 8.3%, as compared to fiscal 2024, as a result of new stores and lease extensions. Merchandise margin for fiscal 2025 decreased by 90 basis points, as compared to fiscal 2024, primarily due to the impact of tariffs and increased markdown activity and promotional offers associated with our marketing initiatives. These increased costs were partially offset by an improvement in merchandise margins as a result of a shift in product mix toward our private brand merchandise.

For the fourth quarter and fiscal 2025, the impact of tariffs on merchandise margins was estimated to be approximately 110 basis points and 50 basis points, as a percentage of sales, respectively.

There remains significant volatility with respect to evolving trade policies and the enactment of additional tariffs globally. Through vendor negotiations, sourcing diversification and cost mitigation programs, such as the First Sale program, we have and plan to continue to take proactive measures to mitigate the impact of tariffs and trade restrictions on our business and our customers. Given the volatility that currently exists around these trade discussions, including the recent U.S. Supreme Court ruling and the current administration's announcement of new tariffs, it is difficult to determine the potential impact that these tariffs may have on our financial results for fiscal 2026. However, if currently enacted rates remain in effect throughout fiscal 2026 and no new tariffs are added, we estimate that the impact of tariffs on gross margin will be approximately 150 basis points.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2025 were 42.4% of sales compared with 41.7% in the fourth quarter of fiscal 2024. For fiscal 2025, SG&A expenses were 43.1% of sales compared with 42.5% for fiscal 2024.

On a dollar basis, SG&A expenses decreased by $2.2 million for the fourth quarter of fiscal 2025 as compared to the fourth quarter of fiscal 2024 primarily due to a decrease in supporting payroll costs, incentive-based compensation and marketing costs. Results for the fourth quarter of fiscal 2024 also included an accrual for estimated non-recurring legal settlement costs of $1.0 million.

For fiscal 2025, on a dollar basis, SG&A expenses decreased by $10.9 million as compared to fiscal 2024. The decrease was due to a decrease in marketing costs, incentive-based compensation and supporting payroll. In addition, results for fiscal 2024 included an accrual for estimated non-recurring legal settlement costs of $1.0 million.

Marketing costs were 6.3% of sales for the fourth quarter of fiscal 2025 as compared to 6.2% of sales for the fourth quarter of fiscal 2024. For fiscal 2025, marketing costs were 6.1% of sales as compared to 6.8% in fiscal 2024.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing, and other store operating costs, represented 24.8% of sales for fiscal 2025 as compared to 24.1% of sales for fiscal 2024. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 18.2% of sales for fiscal 2025 as compared to 18.4% of sales for fiscal 2024.

Transaction-Related Costs

Transaction-related costs for the fourth quarter and fiscal 2025 were $3.6 million and $4.2 million, respectively, and primarily related to fees paid for professional services in connection with the Merger.

Interest Income, Net

Net interest income for the fourth quarter of fiscal 2025 was $0.2 million as compared to $0.4 million for the fourth quarter of fiscal 2024. Net interest income was $0.8 million for fiscal 2025 as compared to $2.1 million for fiscal 2024. For all periods, excess cash was invested in short-term, U.S. government-backed investments. The decrease in interest income for the fourth quarter and fiscal 2025 as compared to the prior year was primarily due to the decrease in the average balance of investments as well as a decrease in interest rates. Interest costs for both fiscal years were immaterial because we had no outstanding debt and no borrowings under our credit facility during any period.

Income Taxes

In the fourth quarter of fiscal 2025, we recorded a charge of $20.4 million to establish a full valuation allowance against our net deferred tax assets. Over the past two years, the big + tall sector has been adversely affected by general economic weakness, including higher interest rates and rising costs, which has reduced discretionary consumer spending. Consistent with these trends, we have experienced declining revenue over the past two fiscal years and generated an operating loss in fiscal 2025. Realization of our deferred tax assets, which primarily relate to net operating loss carryforwards, depends on the generation of future taxable income. Federal net operating losses include $4.4 million which will expire by fiscal 2037 and $59.7 million that do not expire. State net operating losses were $46.1 million, some of which expire from fiscal 2026 through 2046. While we believe that profitability will return over the long term, we are forecasting operating losses in the near term. Management concluded that this negative evidence outweighs available positive evidence regarding realizability of deferred tax assets.

The effective tax rate for the fourth quarter and fiscal 2025, before the $20.4 million charge, was 3.1% and 10.7%, respectively, as compared to 0.5% and 47.5% for the fourth quarter and fiscal 2024, respectively. The decrease in the effective tax rate reflects the impact of certain discrete items and permanent book-to-tax differences as well as the impact of adjustments to our net operating losses reflected in our tax returns filed in fiscal 2025.

Net Income (Loss)

Net loss for the fourth quarter of fiscal 2025 was $(29.6) million, or $(0.54) per diluted share, as compared to a net loss for the fourth quarter of fiscal 2024 of $(1.3) million, or $(0.02) per diluted share.

Net loss for fiscal 2025 was $(35.9) million, or $(0.66) per diluted share, as compared to net income for fiscal 2024 of $3.1 million, or $0.05 per diluted share. The decrease in earnings for the fourth quarter and fiscal 2025 was principally driven by a decrease in sales, as well as the charge for the valuation allowance.

Results for the fourth quarter and fiscal 2025 included the $20.4 million charge to establish a full valuation allowance, transaction-related costs of $3.6 million and $4.2 million, respectively, and an impairment charge against certain store assets of $0.2 million. Results for the fourth quarter and fiscal 2024 included an impairment charge of $1.3 million against certain store assets and a charge of $1.0 million for an accrual for estimated non-recurring legal settlement costs.

On a non-GAAP basis, adjusting for the charge to establish a full valuation allowance, transaction-related costs, accrual for estimated non-recurring legal settlement costs, and asset impairments, adjusted net loss for the fourth quarter of fiscal 2025 was $(5.5) million, or $(0.10) per diluted share, as compared to adjusted net income of $1.0 million, or $0.02 per diluted share, for the fourth quarter of fiscal 2024. For fiscal 2025, adjusted net loss was $(11.5) million, or $(0.21) per diluted share, as compared to adjusted net income of $4.3 million, or $0.07 per diluted share for fiscal 2024.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for the transaction-related costs, accrual for estimated non-recurring legal settlement costs, and impairment (gain) of assets, if any ("adjusted EBITDA"), a non-GAAP measure, for the fourth quarter of fiscal 2025 were $(1.8) million as compared to $4.2 million for the fourth quarter of fiscal 2024. For fiscal 2025, adjusted EBITDA was $1.6 million as compared to $19.9 million for fiscal 2024.

Cash Flow

Cash flow from operations for fiscal 2025 was $2.1 million as compared to $29.6 million for fiscal 2024. The decrease in cash flow from operations was primarily due to a decrease in earnings as well as the timing of other working capital fluctuations.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $(9.2) million for fiscal 2025 as compared to $15.1 million for fiscal 2024. Free cash flow, a non-GAAP measure, was $(18.0) million as compared to $1.9 million in fiscal 2024.

(in millions)	Fiscal 2025	Fiscal 2024
Cash flow from operating activities (GAAP basis)	$2.1	$29.6
Capital expenditures, excluding store development	(11.3)	(14.5)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(9.2)	$15.1
Capital expenditures for store development	(8.8)	(13.2)
Free cash flow (non-GAAP basis)	$(18.0)	$1.9

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow before capital expenditures for store development, and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below for reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of January 31, 2026, we had cash and investments of $28.8 million, with no outstanding debt and excess availability under our credit facility of $55.1 million. This compares to a cash and investment balance of $48.4 million, with no outstanding debt and excess availability of $64.7 million at February 1, 2025. The decrease in availability under our credit facility at January 31, 2026 was the result of the 2.6% decrease in inventory and a decrease in other eligible assets, as well as a slightly lower appraised value as a result of current market conditions.

Inventory at January 31, 2026 decreased 2.6% to $73.5 million as compared to $75.5 million at February 1, 2025. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending, while at the same time, continuing to evaluate our sourcing strategy to minimize the impact of tariffs. At January 31, 2026, clearance inventory was 9.9% as compared to 8.6% at February 1, 2025. The clearance rate remains below our historical benchmark of approximately 10.0%. Our inventory turnover rate has improved by over 30% from fiscal 2019.

Store Information

The following is a summary of our retail square footage for the past three years:

	Year End 2025		Year End 2024		Year End 2023
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	258	1,853	247	1,795	232	1,725
DXL outlets	17	86	15	76	15	76
CMXL retail	5	15	8	25	17	55
CMXL outlets	15	44	18	54	19	57

Total	295	1,998	288	1,950	283	1,913

During fiscal 2025, we opened eight new DXL stores, converted two Casual Male XL retail stores and one Casual Male XL outlet to DXL retail stores and two Casual Male XL outlets to DXL outlets, and closed one Casual Male XL retail store.

For fiscal 2026, we expect our capital expenditures to range from $8.0 million to $12.0 million, net of tenant incentives. The decrease in capital expenditures for fiscal 2026 is primarily due to our decision to pause new store openings given the current economic headwinds. Our store development plans for fiscal 2026 will be limited to conversions of a few remaining Casual Male XL stores to the DXL format, store relocations and other capital projects necessary to maintain our existing store portfolio and distribution center. The remainder of our expected capital spend for fiscal 2026 will primarily be for technology-related projects to support our business initiatives. While we have paused our store openings, we continue to believe we could potentially open approximately 50 net new DXL stores across the country when the economic conditions and the overall traffic within the big + tall sector improves.

Digital Commerce Sales

We distribute our national brands and our own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level, or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For fiscal 2025, our direct sales were $124.7 million, or 28.7% of total sales, as compared to $141.3 million, or 30.3% of total sales, in fiscal 2024.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, March 19, 2026, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register-conf.media-server.com/register/BIad670bb4222b4f95be7c5aa56a774e30. Upon registering, you will be emailed a dial-in number and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/x69nmy8s. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flow from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner, and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated by excluding any asset impairment charge (gain), transaction-related costs, and accrual for estimated non-recurring legal settlement costs on a tax-effected basis using the applicable effective tax rate for the respective period. The accrual for estimated non-recurring legal settlement costs is excluded from adjusted net income (loss) due to the difficulty in predicting its timing. The Company believes that this comparability is useful in comparing the actual results period to period. Adjusted net income per diluted share is then calculated by dividing the adjusted net income by the weighted average shares outstanding for the respective period on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for, accrual for estimated non-recurring legal settlement costs, transaction-related costs and asset impairment charge (gain), if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities, less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL, and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on The Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our belief that the sales momentum in January was interrupted by a severe Arctic weather event that impacted much of the country during the final two weeks of January, which created widespread disruption across our nearly 300 store fleet, materially pressured our quarterly results, and reduced our quarterly comparable sales; our belief that 2026 is off to a better start with comparable sales for the month of February down 1.3% and that early March appears to be following a similar trend; our belief that our balance sheet strength gives us flexibility and resilience as we intend to continue to execute with discipline in a challenging environment; our belief that we have made meaningful progress on the strategic initiatives that matter most to our customer and our future; our expectations regarding our planned merger with FullBeauty Brands; our expectation that the transaction will close in the second quarter of fiscal 2026; our belief that the merger will create a scaled, category-defining retailer for inclusive apparel, which we expect will generate $1.2 billion of revenue, $25 million of annual run-rate cost synergies, and meaningful commercial synergies creating a compelling opportunity to drive long-term value for DXL shareholders; our plans over the next two years to strategically evolve our assortment to further prioritize private brands, which deliver consistent fit, greater flexibility to balance trend right fashion with core essentials, and enhanced value for our customers while generating higher margins for DXL and to support this shift by reducing investment in underperforming national brands, enabling us to improve profitability and more effectively deploy strategic promotions to drive customer acquisition and sales growth; our objective to increase private brand penetration from approximately 57% at the start of fiscal 2025 to more than 60% in fiscal 2026 and more than 65% in fiscal 2027; our belief that the strength of our assortment, enhanced storytelling, and targeted marketing efforts will drive greater customer loyalty and position our private brands as a primary reason customers choose DXL; our belief that FiTMAP® is one of the most comprehensive sizing technology available in the big + tall market and provides a differentiated experience across both ready-to-wear and custom offerings; our belief that FiTMAP has delivered measurable benefits, transforming how customers engage with fit and reinforcing our position as a technology leader in the big + tall category; our belief that our promotional strategy is designed to maximize the return on every markdown dollar, support key strategic priorities, and strengthen brand equity while driving engagement and sales; our belief that the Merger will bring together complementary brands, channels and capabilities to better serve plus-size women and big + tall men; our belief that the combined company would have a broader and more diverse portfolio with comprehensive ranges of plus-size and big + tall options, which we expect would position the combined company for future growth opportunities; our expectation that the transaction will close in the second quarter of fiscal 2026; our belief that the marked improvement in our direct business was driven by more effective digital marketing spend that drove improved traffic during the holiday season; our plan to continue to take proactive measures, including vendor negotiations, sourcing diversification and cost mitigation programs, such as the First Sale program, to mitigate the impact of tariffs and trade restrictions on our business and our customers; our belief that, if currently enacted rates remain in effect throughout fiscal 2026 and no new tariffs are added, the estimated impact of tariffs on gross margin will be approximately 150 basis points; our belief that while profitability will return over the long term, we are forecasting operating losses in the near term; our expected capital expenditures, including store development plans, in fiscal 2026; and our ability to manage inventory.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. We undertake no obligation and expressly disclaim any duty to update such statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors, including, without limitation, risks relating to the challenging macroeconomic environment, including volatility and changes in global trade policies; changes in consumer spending in response to the economic factors; the impact of tariffs and the ability to mitigate exposure and maintain supply; the impact of ongoing worldwide conflicts on the global economy; the impact of GLP-1s and similar weight-loss medications; our ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big + tall apparel market; risks associated with the ability to consummate the Merger and the timing of the closing of the Merger; the customary closing conditions leading to the completion of the Merger, including our stockholder approval; the ability to successfully integrate and scale our operations and employees; the ability and timing to realize anticipated benefits and synergies of the Merger; the potential impact of the announcement, pendency or consummation of the Merger on relationships, including with employees, customers, credit rating agencies, suppliers and competitors; the ability to retain key personnel; changes in financial markets; negative rating agency actions; the outcome of any legal proceedings that may be instituted against us or FullBeauty; the risk that any announcements relating to the Merger could have adverse effects on the market price of our common stock; diversion of management’s attention from ongoing business operations and opportunities; risks associated with volatility in the market price of the our common stock, the our ability to implement corporate actions such as a reverse stock split and those additional risks and factors that will be detailed in a proxy statement that we expect will be distributed to our stockholders during the second half of fiscal 2026 in connection with their votes on the issuance of our common stock in the Merger and other reports filed by us with the Securities and Exchange Commission ("SEC") from time to time, including those discussed under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval (EDGAR) system at http://www.sec.gov. Neither us nor FullBeauty undertakes any duty to update any forward-looking statements contained herein, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information About the Merger and Where to Find It

In connection with the Merger, we intend to file a proxy statement (the “Proxy Statement”), which will be distributed to our stockholders in connection with their votes on the issuance of our common stock in the Merger. Investors and security holders are encouraged to read the Proxy Statement when it becomes available (and any other documents filed with the SEC in connection with the Merger or incorporated by reference into the Proxy Statement) because such documents will contain important information regarding the Merger and related matters. Investors and security holders will be able to obtain these documents, and any other documents we have filed with the SEC, free of charge at the SEC’s website, www.sec.gov, or by accessing our website at investor.dxl.com. In addition, documents filed with the SEC by us will be available free of charge by writing to us at 555 Turnpike Street, Canton, Massachusetts 02021, Attention: Corporate Secretary.

Participants in the Solicitation

We and certain of our directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the Merger. Information about our directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in our proxy statement for our 2025 annual meeting of stockholders, which was filed with the SEC on June 30, 2025, including under the headings “Director Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation,” “Security Ownership of Management.” To the extent holdings of our common stock by our directors and executive officers have changed from the amounts of our common stock held by such persons as reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5, in each case filed with the SEC, including the Form 4s filed by each of the non-executive directors on August 6, 2025, November 5, 2025 and February 4, 2026 and the Form 4s filed by each of the executive officers on September 3, 2025.

FullBeauty and its chief executive officer may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the Merger. Information about FullBeauty and its chief executive officer was included as Exhibit 99.9 to our Current Report on Form 8-K filed on December 11, 2025.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement regarding the Merger when it becomes available. Free copies of this document may be obtained as described above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Investor Relations Contact:

investor.relations@dxlg.com

(603) 933-0541

Destination XL Group Media Contact:

Aaron Palash / Michael Reilly / Carly King
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	For the three months ended		For the fiscal year ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Sales	$112,100	$119,203	$435,017	$467,015
Cost of goods sold, including occupancy	66,412	66,300	246,030	249,820
Gross profit	45,688	52,903	188,987	217,195

Expenses:
Selling, general and administrative	47,490	49,688	187,377	198,282
Transaction-related costs	3,577	—	4,228	—
Impairment of assets	210	1,303	210	1,303
Depreciation and amortization	4,057	3,646	15,331	13,878
Total expenses	55,334	54,637	207,146	213,463

Operating income (loss)	(9,646)	(1,734)	(18,159)	3,732

Interest income, net	185	411	810	2,084

Income (loss) before provision (benefit) for income taxes	(9,461)	(1,323)	(17,349)	5,816

Provision (benefit) for income taxes	20,123	(7)	18,559	2,761

Net income (loss)	$(29,584)	$(1,316)	$(35,908)	$3,055

Net income (loss) per share - basic	$(0.54)	$(0.02)	$(0.66)	$0.05
Net income (loss) per share - diluted	$(0.54)	$(0.02)	$(0.66)	$0.05

Weighted-average number of common shares outstanding:
Basic	54,655	53,712	54,104	56,779
Diluted	54,655	53,712	54,104	59,590

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 31, 2026 and February 1, 2025
(In thousands)
Unaudited

	January 31,	February 1,
	2026	2025

ASSETS

Cash and cash equivalents	$23,807	$11,901
Short-term investments	5,029	36,516
Inventories	73,522	75,486
Other current assets	8,608	7,984
Property and equipment, net	60,010	56,982
Operating lease right-of-use assets	194,068	171,084
Deferred income taxes, net of valuation allowance	—	19,343
Intangible assets	1,150	1,150
Other assets	753	509
Total assets	$366,947	$380,955

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$22,941	$24,344
Accrued expenses and other liabilities	26,685	30,773
Operating leases	209,227	184,615
Stockholders' equity	108,094	141,223
Total liabilities and stockholders' equity	$366,947	$380,955

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(Unaudited)

	For the three months ended		For the fiscal year ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
(in millions, except margin percentages)

Net income (loss) (GAAP basis)	$(29.6)	$(1.3)	$(35.9)	$3.1
Add back:
Transaction-related costs	3.6	-	4.2	-
Impairment of assets	0.2	1.3	0.2	1.3
Accrual for estimated non-recurring legal settlement costs	—	1.0	-	1.0
Depreciation and amortization	4.1	3.6	15.3	13.9
Interest income, net	(0.2)	(0.4)	(0.8)	(2.1)
Provision (benefit) for income taxes	20.1	(0.0)	18.6	2.8
Adjusted EBITDA (non-GAAP basis)	$(1.8)	$4.2	$1.6	$19.9

Sales	$112.1	$119.2	$435.0	$467.0
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	-1.6%	3.5%	0.4%	4.3%

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER SHARE

(Unaudited)

	For the three months ended				For the fiscal year ended
	January 31, 2026		February 1, 2025		January 31, 2026		February 1, 2025
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Net income (loss)	$(29.6)	$(0.54)	$(1.3)	$(0.02)	$(35.9)	$(0.66)	$3.1	$0.05
Adjust:
Transaction-related costs	3.6		-		4.2		-
Impairment of assets	0.2		1.3		0.2		1.3
Accrual for estimated non-recurring legal settlement costs	-		1.0		-		1.0
Charge to establish a full valuation allowance against net deferred tax assets	20.4		-		20.4		-
Income tax effect of above adjustments (1)	(0.1)		(0.0)		(0.5)		(1.1)
Adjusted net income (non-GAAP basis)	$(5.5)	$(0.10)	$1.0	$0.02	$(11.5)	$(0.21)	$4.3	$0.07

Weighted average number of common shares outstanding on a diluted basis		54.7		53.7		54.1		59.6

(1)
The income tax effect of pre-tax adjustments to adjusted net income (loss) was calculated using the applicable effective tax rate for each respective period. For the fourth quarter and fiscal 2025, the applicable effective tax rate, before the charge to establish a full valuation allowance against deferred tax assets, was 3.1% and 10.7%, respectively.

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	For the fiscal year ended
(in millions)	January 31, 2026	February 1, 2025
Cash flow from operating activities (GAAP basis)	$2.1	$29.6
Capital expenditures, excluding store development	$(11.3)	$(14.5)
Free Cash Flow before capital expenditures for store development (Non-GAAP basis)	$(9.2)	$15.1
Capital expenditures for store development	(8.8)	(13.2)
Free cash flow (non-GAAP basis)	$(18.0)	$1.9